UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2012

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Suite 2800, Tampa, Florida	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement with Alpine Access, Inc.

On July 27, 2012, Sykes Enterprises, Incorporated (“Sykes”), Sykes Acquisition Subsidiary II, Inc., a Delaware corporation and direct wholly-owned subsidiary of Sykes (“Merger Sub”), Alpine Access, Inc., a Delaware corporation (“Alpine”), and Shareholder Representative Services LLC, as the representative of the equity holders of Alpine, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Alpine with Alpine surviving as a wholly-owned subsidiary of Sykes (the “Merger”).

In the Merger, each outstanding share of Alpine common stock and preferred stock (other than those shares of common stock or preferred stock held by Alpine and shares held by shareholders who perfect their dissenter’s rights under Delaware law) will be converted into the right to receive an amount in cash as set forth in the Merger Agreement. In addition, each outstanding Alpine stock option and warrant will be cancelled and converted into the right to receive an amount in cash based on the difference between the per share common consideration and the exercise price of the applicable stock option or warrant. The cash consideration payable in the Merger is approximately $150 million, subject to increase based on the amount of Alpine’s cash and cash equivalents at the closing of the Merger, subject to decrease based on the amount of certain indebtedness at the closing of the Merger, and subject to certain post-closing adjustments relating to Alpine’s working capital at the closing of the Merger. Twelve million dollars of the purchase price will be placed in an escrow account as security for the indemnification obligations of Alpine’s stockholders under the Merger Agreement.

The Merger consideration is expected to be funded through a combination of cash on hand and a draw-down of Sykes’ existing credit facility. Sykes does not anticipate any significant cost synergies, as the elimination of certain duplicative functions (board fees, directors and officers insurance, etc.) and greater purchasing power are likely to be largely offset by public-company compliance costs.

The closing of the transaction, which is expected to occur sometime around the end of the third quarter of 2012, is subject to the satisfaction of customary closing conditions, including, among others, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, all as determined in accordance with the Merger Agreement.

The Merger Agreement also contains customary representations and warranties, indemnification obligations and covenants.

The Merger and the Merger Agreement have been approved by the Board of Directors of Sykes, the Board of Directors of Alpine and the requisite shareholders of Alpine.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

The Merger Agreement has been included to provide readers with information regarding its terms. It is not intended to provide any other financial information about Sykes, Alpine, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties. Readers should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Sykes, the Merger Sub or Alpine or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Sykes.

Item 2.02.	Results of Operations and Financial Condition.

On July 30, 2012, Sykes issued a press release announcing the Alpine transaction (see Item 1.01 above), and providing a Second-Quarter 2012 Business Outlook Update. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 2.1

Agreement and Plan of Merger, dated as of July 27, 2012, by and among Sykes Enterprises, Incorporated, Sykes Acquisition Subsidiary II, Inc., Alpine Access, Inc., and Shareholder Representative Services LLC.

Exhibit 99.1	Press release announcing the Alpine transaction and updating guidance relating to results of operations for the quarter ended June 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES INCORPORATED

By:	/s/ W. Michael Kipphut
Executive Vice President and Chief Financial Officer

Date: July 30, 2012

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger, dated as of July 27, 2012, by and among Sykes Enterprises, Incorporated, Sykes Acquisition Subsidiary II, Inc., Alpine Access, Inc., and Shareholder Representative Services LLC.

Exhibit 99.1	Press release announcing the Alpine transaction and updating guidance relating to results of operations for the quarter ended June 30, 2012.